Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 28, 2016

LEGGETT & PLATT REPORTS $.63 EPS, A FIRST QUARTER RECORD

Carthage, MO, April 28, 2016 —

•	1Q EPS was $.63, a first quarter record and 26% improvement versus 1Q 2015

•	1Q sales were $938 million, a 3% decrease versus 1Q 2015 due to commodity deflation and divestitures

•	EBIT margin improved to 13.5%, a 190 basis point gain over 1Q last year

•	Raising EPS guidance; anticipate record continuing ops EPS of $2.40—2.60 on sales of $3.9—4.1 billion

Diversified manufacturer Leggett & Platt reported earnings of $.63 per share, a first quarter record. The EPS improvement (versus $.50 in 2015) reflects higher unit volume, a tax-related benefit ($.04) from the adoption of a new accounting standard regarding stock-based compensation, and non-recurrence of last year’s impairment charge ($.02) in the now-divested Steel Tubing business unit.

Sales from continuing operations were $938 million, a decline of 3% versus 1Q 2015 as a result of late-2015 divestitures. Unit volume grew 4%, and acquisitions added 1% to sales; however, these gains were offset by raw material-related price deflation and currency rate changes.

EBIT margin improved 190 basis points versus first quarter last year, from 11.6% to 13.5%, as a result of higher unit volume, efficiency improvements, and continued portfolio management.

CEO Comments

President and CEO Karl G. Glassman commented, “We are very pleased with our start to 2016. During the first quarter we generated volume gains and improved margins, strong cash flow from operations, and record first quarter EPS. For the full year, we expect to achieve similar results: strong EBIT margin, significantly improved operating cash flow, and record EPS.

“Overall unit volume grew 4% during the quarter, despite short-term demand softness in certain of our residential end markets. We continue to benefit from ongoing content gains and new program awards in our Automotive business, the bedding market’s shift to Comfort Core springs, and demand strength in our Adjustable Bed unit.

“Our primary financial goal is to achieve Total Shareholder Return (TSR1) that ranks in the top third of the S&P 500 over rolling three-year periods. For the three years that began January 1, 2014, we have so far (over the last 28 months) generated TSR of 25% annually; that performance ranks within the top 10 percent of the S&P 500.

“We are achieving these results while maintaining our strong financial base. We ended the quarter with over $300 million available through our commercial paper program. Net debt to net capital was 37%, comfortably within our 30%—40% target range. At quarter end, the company’s debt was 1.6 times its trailing 12-month adjusted2 EBITDA.”

[1]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested.
[2]	To aid understanding of underlying operational profitability, adjusted EBITDA excludes a foam litigation expense accrual of $6m pretax in 2015, and a non-cash pension buyout charge of $12m pretax in 2015.

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Dividends, and Stock Repurchases

In February, Leggett & Platt’s Board of Directors declared a $.32 first quarter dividend, one cent higher than last year’s first quarter dividend. Thus, 2016 marks the 45th consecutive annual dividend increase for the company, with a compound annual growth rate of 13%. Leggett & Platt is proud of its dividend record and plans to continue it.

At yesterday’s closing share price of $48.59, the indicated annual dividend of $1.28 per share generates a dividend yield of 2.6%, one of the higher dividend yields among the 50 stocks of the S&P 500 Dividend Aristocrats.

During the first quarter the company purchased 2.5 million shares of its stock at an average price of $43.75, and issued 1.1 million shares through employee benefit plans and option exercises. The number of shares outstanding declined to 134.2 million, a 2.6% reduction over the last 12 months.

Increasing 2016 Continuing Operations EPS Guidance to $2.40—$2.60

With strong first quarter earnings, the company is raising EPS guidance by $.10. For 2016, EPS from continuing operations is now expected to be $2.40 to $2.60. The new accounting standard for stock-based compensation resulted in a tax-related first quarter EPS benefit of $.04, but is expected to have a much smaller impact on each of the remaining quarters of 2016. Accordingly, this guidance assumes a 27% full-year effective tax rate.

Sales guidance is unchanged at $3.9-$4.1 billion, which equates to overall growth between zero and 5%. This guidance assumes unit volume growth in the mid-to-high single digits, reflecting strong demand in many of the company’s product categories and improvement in the majority of its end markets. As partial offsets to the volume growth, sales guidance includes an approximate 2% reduction from commodity deflation, and a 2% decrease from late 2015 divestitures, net of small acquisitions.

Based upon this guidance, 2016 EBIT margin should be equivalent to, or slightly above, 2015’s adjusted EBIT margin of 12.9%. The benefit to margin from higher unit volume should be partially offset by non-recurrence of the 2015 pricing lag.

Discontinued operations EPS for 2016 is forecast at $.15 due to the benefit the company receives, as plaintiff, from settlement of a longstanding antitrust claim. This cash settlement should generate $25 million of after-tax income in the second quarter. The bulk of the benefit ($21 million) is associated with discontinued operations, and specifically attributable to Leggett’s former Prime Foam Products business (which was sold in 2007).

Cash from operations is expected to be approximately $500 million in 2016, which includes the $25 million of antitrust settlement proceeds. Capital expenditures should be roughly $130 million, and dividend payments should approximate $175 million. The company’s target for dividend payout is 50-60% of net earnings; however, actual payout was higher for several years prior to 2015, and as a result dividend growth was modest. But with recent growth in annual earnings, the company is now within its target payout range, and has flexibility to consider future dividend growth that more closely aligns with EPS growth.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if there is still cash available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company expects to repurchase 4-5 million shares in 2016, and issue about 2 million shares, primarily for employee benefit plans.

SEGMENT RESULTS – First Quarter 2016 (versus the same period in 2015)

Residential Furnishings – Total sales decreased $25 million, or 5%. Same location sales decreased 5%; unit volume increased 2%, but was more than offset by raw material-related price decreases and currency impacts. EBIT (earnings before interest and taxes) decreased $4 million, with the benefit from overall higher unit volume more than offset by a FIFO inventory impact and lower unit volume in stronger-margin businesses.

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Commercial Products – Total sales increased $21 million, or 15%. Same location sales grew 7%, primarily from unit volume growth in Adjustable Bed and Fashion Bed. EBIT increased $6 million due to higher sales, operational improvements, and a $2 million gain on sale of a building.

Industrial Materials – Total sales decreased $62 million, or 28%. Same location sales decreased due to steel-related price deflation and lower Drawn Wire volume. Divestiture of the Steel Tubing business in December 2015 reduced sales by $25 million. EBIT increased $12 million, with the impact from lower volume more than offset by cost and efficiency improvements, and non-recurrence of last year’s $6 million impairment charge in the Steel Tubing business unit.

Specialized Products – Total sales increased $21 million, or 9%. Same location sales increased 10%, with volume gains across the segment partially offset by currency impacts (-2%). EBIT increased $7 million primarily due to increased volumes.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, April 29. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Second quarter results will be released after the market closes on Thursday, July 28, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 133 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 17 business units, 20,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for home furniture and bedding; b) carpet cushion; c) adjustable bed bases; d) work furniture and components; e) high-carbon drawn steel wire; f) automotive seat support & lumbar systems; and g) bedding machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	April 28, 2016

RESULTS OF OPERATIONS [1]	FIRST QUARTER
(In millions, except per share data)	2016	2015	Change
Net sales (from continuing operations)	$938.4	$966.2	(3%)
Cost of goods sold	704.8	748.4

Gross profit	233.6	217.8	7%
Selling & administrative expenses	105.1	97.5	8%
Amortization	5.1	5.2
Other expense (income), net	(3.7)	3.4

Earnings before interest and taxes	127.1	111.7	14%
Net interest expense	8.4	9.7

Earnings before income taxes	118.7	102.0
Income taxes	27.7	28.7

Net earnings from continuing operations	91.0	73.3
Discontinued operations, net of tax	0.1	(0.5)

Net earnings	91.1	72.8
Less net income from non-controlling interest	(1.6)	(1.1)

Net earnings attributable to L&P	$89.5	$71.7	25%

Earnings per diluted share
From continuing operations	$0.63	$0.50	26%
From discontinued operations	$0.00	($0.00)
Net earnings per diluted share	$0.63	$0.50	26%
Shares outstanding
Common stock (at end of period)	134.2	137.8	(2.6%)
Basic (average for period)	139.1	141.9
Diluted (average for period)	141.2	143.8	(1.8%)

CASH FLOW	FIRST QUARTER
(In millions)	2016	2015	Change
Net earnings	$91.1	$72.8
Depreciation and amortization	28.3	29.6
Working capital decrease (increase)	(26.7)	(94.3)
Impairments	0.0	5.9
Other operating activity	18.6	18.1

Net Cash from Operating Activity	$111.3	$32.1	247%
Additions to PP&E	(27.7)	(21.7)
Purchase of companies, net of cash	(16.4)	(12.2)
Proceeds from asset sales	2.3	6.3
Dividends paid	(43.5)	(42.7)
Repurchase of common stock, net	(105.4)	(60.4)
Additions (payments) to debt, net	80.8	30.7
Other	(4.4)	(2.7)

Increase (Decr.) in Cash & Equiv.	$(3.0)	$(70.6)

FINANCIAL POSITION	31-Mar
(In millions)	2016	2015	Change
Cash and equivalents	$250.2	$262.2
Receivables	531.3	532.0
Inventories	522.1	506.0
Held for sale	5.7	30.0
Other current assets	32.6	78.8

Total current assets	1,341.9	1,409.0	(5%)
Net fixed assets	554.7	523.1
Held for sale	20.0	35.9
Goodwill and other assets	1,107.8	1,130.6

TOTAL ASSETS	$3,024.4	$3,098.6	(2%)

Trade accounts payable	$332.1	$357.5
Current debt maturities	3.5	202.2
Held for sale	2.7	11.3
Other current liabilities	341.7	382.1

Total current liabilities	680.0	953.1	(29%)
Long term debt	1,032.0	793.4	30%
Deferred taxes and other liabilities	221.2	235.7
Equity	1,091.2	1,116.4	(2%)

Total Capitalization	2,344.4	2,145.5	9%

TOTAL LIABILITIES & EQUITY	$3,024.4	$3,098.6	(2%)

LEGGETT & PLATT	Page 5 of 5	April 28, 2016

SEGMENT RESULTS [1]	FIRST QUARTER
(In millions)	2016	2015	Change
External Sales
Residential Furnishings	$481.4	$506.0	(4.9%)
Commercial Products	141.3	123.5	14.4%
Industrial Materials	77.1	117.7	(34.5%)
Specialized Products	238.6	219.0	8.9%

Total	$938.4	$966.2	(2.9%)

Total Sales (External + Inter-Segment)
Residential Furnishings	$488.9	$513.6	(4.8%)
Commercial Products	161.5	141.0	14.5%
Industrial Materials	157.2	219.2	(28.3%)
Specialized Products	249.0	228.5	9.0%

Total	$1,056.6	$1,102.3	(4.1%)

EBIT
Residential Furnishings	$47.7	$52.1	(8%)
Commercial Products	13.8	8.0	73%
Industrial Materials	20.1	8.0	151%
Specialized Products	46.3	39.3	18%
Intersegment eliminations and other	(0.8)	(0.7)	(14%)
Change in LIFO reserve	0.0	5.0	(100%)

Total	$127.1	$111.7	14%

			Basis Pts
EBIT Margin [2]
Residential Furnishings	9.8%	10.1%	(30)
Commercial Products	8.5%	5.7%	280
Industrial Materials	12.8%	3.6%	920
Specialized Products	18.6%	17.2%	140

Overall from Continuing Operations	13.5%	11.6%	190

LAST SIX QUARTERS	2014	2015				2016
Selected Figures	4Q	1Q	2Q	3Q	4Q	1Q
Net Sales ($ million)	953	966	997	1009	945	938
Sales Growth (vs. prior year)	11%	10%	4%	1%	(1%)	(3%)
Adjusted EBIT [3]	90	112	121	142	130	127
Cash from Operations ($ million)	166	32	95	130	102	111
Adjusted EBIT Margin [3]	9.5%	11.6%	12.1%	14.0%	13.8%	13.5%
Adjusted EPS—continuing operations (diluted) [3]	$0.41	$0.50	$0.53	$0.67	$0.64	$0.63
Adjusted EBITDA (trailing twelve months) [4]	503	529	545	579	617	632
(Long term debt + current maturities) / Adj. EBITDA[4]	1.9	1.9	1.9	1.7	1.5	1.6
Net Debt to Net Capitalization
Long term debt	762	793	827	985	942	1032
Current debt maturities	202	202	202	3	3	4
Less cash and equivalents	(333)	(262)	(275)	(251)	(253)	(250)

Net Debt	631	733	754	737	692	785

Total capitalization	2143	2146	2175	2311	2263	2344
Current debt maturities	202	202	202	3	3	4
Less cash and equivalents	(333)	(262)	(275)	(251)	(253)	(250)

Net Capitalization	2012	2086	2102	2063	2013	2098

Long Term Debt to Total Capitalization	35%	37%	38%	43%	42%	44%
Net Debt to Net Capital	31%	35%	36%	36%	34%	37%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	9%	9%	2%	(2%)	(3%)	(5%)
Commercial Products	24%	17%	18%	15%	(1%)	7%
Industrial Materials	9%	12%	(4%)	(10%)	(16%)	(19%)
Specialized Products	6%	6%	0%	5%	7%	10%
Overall from Continuing Operations	6%	6%	(1%)	(1%)	(2%)	(1%)

[1]	Segment information the 4Q 2015 move of the logistics operations from Residential Furnishings to Industrial Materials.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Excludes litigation accruals of $22m pretax ($.09/share) in 4Q’14, $1.5m pretax (< $.01/share) in 2Q’15, and $4m pretax ($.02/share) in 4Q’15; excludes $12m pretax ($.05/share) one-time noncash pension buyout charge in 4Q’15.
[4]	EBITDA based on trailing twelve months. Excludes items in Footnote 3.